Exhibit 10.36

SEVERANCE AGREEMENT

THIS AGREEMENT is entered into as of August 26, 2004, by and between TAYLOE STANSBURY (the “Employee”) and ARIBA, INC., a Delaware corporation (including any successor that becomes bound by this Agreement, the “Company”).

1.	TERMINATION BENEFITS WITHIN 12 MONTHS AFTER A CHANGE IN CONTROL.

(a) Qualifying Terminations. This Section 1 shall apply if:

(i) The Company terminates the Employee’s employment with the Company for a reason other than Cause or Permanent Disability within 12 months after a Change in Control (as such terms are defined below); or

(ii) The Employee resigns for Good Reason (as defined below) within 12 months after a Change in Control.

(b) Severance Payment. If this Section 1 applies, then the Employee shall be entitled to receive a severance payment from the Company. The amount of such payment shall be equal to 150% of the sum of (i) the Employee’s base salary at the annual rate in effect when his employment terminates plus (ii) the Employee’s annual target bonus for the fiscal year in which his employment terminates. Such payment shall be made in a lump sum in cash on the date the Employee’s employment terminates under Subsection (a)(i) above or not later than the date three business days after his employment terminates under Subsection (a)(ii) above.

(c) Acceleration of Vesting. If this Section 1 applies, then all of the Equity held by the Employee at the time of the termination of his employment shall become fully and unconditionally vested, fully exercisable and fully transferable (except for transfer restrictions imposed by law).

(d) Extension of Option Exercise Period. If this Section 1 applies, then all of the Options held by the Employee at the time of the termination of his employment shall remain exercisable until the earlier of (i) the date 18 months after the termination of the Employee’s employment or (ii) the date such Options would have expired if the Employee’s employment had not terminated.

(e) Definition of “Board.” For purposes of this Agreement, “Board” shall mean the Board of Directors of the Company.

(f) Definition of “Cause.” For purposes of this Section 1 only, “Cause” shall mean any intentional misconduct that materially injures the Company and its subsidiaries, taken as a whole, or has a material adverse effect on the business or affairs of the Company and its subsidiaries, taken as a whole.

(g) Definition of “Change in Control.” For purposes of this Section 1 only, a “Change in Control” shall be determined as follows:

(i) The consummation of a merger or consolidation of the Company, or any subsidiary of the Company, with or into another entity or any other corporate reorganization, if immediately after such transaction the Ownership Percentage (as defined below) of persons who were not stockholders of the Company immediately before such transaction is 30% or more; provided, however, that if such percentage is less than 50%, a majority of the Incumbent Directors may determine prior to the consummation of such transaction that a Change of Control has not occurred after considering all relevant factors;

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board, as a result of which fewer than two-thirds of the incumbent directors are directors who either (A) had been directors of the Company on the date hereof (the “original directors”) or (B) were elected, or nominated for election, to the Board with the approval of at least a majority of the sum of (I) the original directors who were still in office at the time of the election or nomination and (II) the directors whose election or nomination was previously so approved (collectively, the “Incumbent Directors”); or

(iv) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing at least 25% of the total voting power represented by the Company’s then outstanding voting securities.

For purposes of this Subsection (g), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or subsidiary of the Company and (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

For purposes of Paragraph (i) above, the term “Ownership Percentage” means the percentage of the voting power of the outstanding securities of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity.

For purposes of the proviso in Paragraph (i) above, the factors to be considered by the Board in determining that a Change in Control has not occurred shall include, without limitation:

(A) The Ownership Percentage;

(B) Whether there is a change in the composition of the Board of Directors of the Company or the continuing or surviving entity;

(C) Whether there is a change in the management of the Company or the continuing or surviving entity;

(D) The extent of the anticipated change in the business, operations or assets of the Company or the continuing or surviving entity;

(E) The level of severance benefits available to comparable management at any entity other than the Company resulting from any transaction specified in Paragraphs (i) through (iv) above; and

(F) Whether treating the transaction as a Change in Control for purposes of this Agreement is necessary or desirable for purposes of achieving the business objectives of the transaction specified in Paragraphs (i) through (iv) above.

A transaction shall not constitute a Change in Control if its sole purpose is to change the State of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(h) Definition of “Equity.” For purposes of this Agreement, “Equity” shall mean (i) all shares of the capital stock of the Company (“Stock”), (ii) all options and other rights to purchase shares of Stock, (iii) all stock units, performance units or phantom shares whose value is measured by the value of shares of Stock and (iv) all stock appreciation rights whose value is measured by increases in the value of shares of Stock.

(i) Definition of “Good Reason.” For purposes of this Section 1 only, “Good Reason” shall mean (i) a reduction in the Employee’s level of compensation (including base salary, fringe benefits and participation in bonus or incentive programs) or (ii) a relocation of his place of employment by more than 50 miles, provided and only if such reduction or relocation is effected by the Company without his consent.

(j) Definition of “Options.” For purposes of this Agreement, “Options” shall mean (i) all options and other rights to purchase shares of Stock and (ii) all stock appreciation rights whose value is measured by increases in the value of shares of Stock.

(k) Definition of “Permanent Disability.” For purposes of this Agreement, “Permanent Disability” shall mean that the Employee, at the time notice is given, has failed to perform the duties of his position with the Company for a period of not less than 180 consecutive days (or such longer period as may be required by law) as the result of his incapacity due to physical or mental injury, disability or illness.

2.	TERMINATION BENEFITS BEFORE, OR MORE THAN 12 MONTHS AFTER, A CHANGE IN CONTROL.

(a) Qualifying Terminations. This Section 2 shall only apply if:

(i) Section 1 does not apply;

(ii) The Company terminates the Employee’s employment with the Company for a reason other than Cause or Permanent Disability; and

(iii) Either (A) the Employee and the Company have executed a reciprocal general release, in the form attached hereto as Exhibit A, of all known and unknown claims that they may then have against each other (the “Release”) and have agreed not to prosecute any legal action or other proceeding based on such claims or (B) the Company (at its sole discretion) has determined to waive the requirement of a reciprocal general release.

The foregoing notwithstanding, the Employee and the Company shall not be required to release any claims that they may have against each other arising under (i) the Indemnification Agreement dated April 30, 2003, between the Employee and the Company or (ii) any rights to indemnification, advancement of expenses or repayment arising under the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws or the indemnification provisions of applicable State statutes, in each case as currently in effect or as subsequently amended.

(b) Severance Pay. If this Section 2 applies, then the Employee shall be entitled to receive severance payments from the Company for a period of 12 months following the termination of his employment (the “Continuation Period”). Such severance payments shall be made in accordance with the Company’s standard payroll procedures. The annual rate of such severance payments shall be equal to the sum of (i) the Employee’s base salary at the annual rate in effect when his employment terminates plus (ii) the Employee’s annual target bonus for the fiscal year in which his employment terminates. In addition to any other remedies that may be available to the Company, severance payments shall cease immediately if the Employee fails to comply with the covenants set forth in Section 3 below.

(c) Acceleration of Vesting. If this Section 2 applies, then:

(i) The vested portion of all restricted shares of Stock held by the Employee at the time of the termination of his employment shall at all times thereafter be determined by adding 12 months to his actual period of service with the Company.

(ii) The Employee shall continue to vest in the Equity held by him at the time of the termination of his employment (other than restricted shares of Stock) during the Continuation Period, subject to his compliance with the covenants set forth in Section 3 below. The monthly rate of vesting during the Continuation Period shall be the same as prior to the termination of the Employee’s employment.

(d) Extension of Option Exercise Period. If this Section 2 applies, and if the termination of the Employee’s employment is effective after December 31, 2005, then all of the Options held by the Employee at the time of the termination of his employment shall remain exercisable until the earlier of:

(i) The later of (A) the date 12 months after the termination of the Employee’s employment or (B) with respect to any increment of such Options that becomes exercisable later than nine months after the termination of the Employee’s employment, the date three months after such increment becomes exercisable; or

(ii) The date such Options would have expired if the Employee’s employment had not terminated.

(e) Definition of “Cause.” For purposes of this Section 2 only, “Cause” shall mean:

(i) Any gross negligence or intentional misconduct that materially injures the Company and its subsidiaries, taken as a whole, or has a material adverse effect on the business or affairs of the Company and its subsidiaries, taken as a whole;

(ii) Any unauthorized use or disclosure by the Employee of the Company’s confidential information or trade secrets resulting from gross negligence that materially injures the Company and its subsidiaries, taken as a whole, or has a material adverse effect on the business or affairs of the Company and its subsidiaries, taken as a whole;

(iii) A failure by the Employee to comply with the Company’s written policies or rules that materially injures the Company and its subsidiaries, taken as a whole, or has a material adverse affect on the business or affairs of the Company and its subsidiaries, taken as a whole, provided that the Board shall have given the Employee notice of such failure and an opportunity to cure such failure, if curable; or

(iv) The Employee’s conviction of, or plea “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof.

With respect to acts or omissions described in Paragraphs (i) and (iii) above, “Cause” shall only be deemed to exist following written notice to the Employee from the Company and his failure to cure such acts or omissions within 30 days of receipt of such written notice.

3.	COVENANTS.

(a) Non-Solicitation. During his employment with the Company and, if Section 2 applies, during the Continuation Period, the Employee shall not directly or indirectly, personally or through others, solicit or attempt to solicit the employment of any employee of the Company or any of the Company’s affiliates, whether on the Employee’s own behalf or on behalf of any other person or entity. The term “employment” for purposes of this Subsection (a) means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise. The Employee and the Company agree that this provision is reasonably enforced as to any geographic area in which the Company conducts its business.

(b) Non-Competition. The Employee agrees that, during his employment with the Company and during the Continuation Period (if any), he shall not:

(i) Directly or indirectly, individually or in conjunction with others, engage in activities that compete with the Company or work for any entity that is part of the Company’s Market;

(ii) Solicit, serve, contract with or otherwise engage any existing or prospective customer, client or account of the Company on behalf of any entity that is part of the Company’s Market; or

(iii) Cause or attempt to cause any existing or prospective customer, client or account of the Company to divert from, terminate, limit or in any manner modify, or fail to enter into, any actual or potential business relationship with the Company. The Employee and the Company agree that this provision is reasonably enforced with reference to any geographic area in which the Company maintains any such relationship.

For purposes of this Subsection (b), the Company’s “Market” shall mean (i) all companies that derive their revenue primarily from e-procurement and/or spend management software sales or sales of software or services aiding companies in sourcing and/or spend management activities and (ii) those companies set forth on Exhibit B attached hereto. The Employee and the Company agree that the Company’s Market is global in scope.

(c) Cooperation and Non-Disparagement. The Employee agrees that, during the Continuation Period, he shall cooperate with and assist the Company in every reasonable respect in facilitating the transition of his duties to his successor; provided that the Employee shall not be required to devote more than 20 hours per month to providing such assistance and cooperation. The Employee further agrees that, during the Continuation Period, he shall not in any way or by any means disparage the Company, the members of the Board or the Company’s officers and employees.

(d) Disclosure. The Employee agrees that, during the Continuation Period, he shall inform any new employer or other person or entity with whom the Employee enters into a business relationship, before accepting employment or entering into a business relationship, of the existence of this Section 3.

(e) Construction. If any provision set forth in this Section 3 is not enforceable under the laws of the State in which the Employee is employed following the termination of his employment with the Company, nothing in this Agreement shall prohibit the Employee from engaging in such lawful conduct; provided, however, that if the Employee elects to do so, his rights to any of the benefits set forth in Section 2 shall terminate immediately.

4.	PARACHUTE PAYMENTS.

(a) Parachute Gross-Up Payment. If it is determined that any cash payment of any type to the Employee or for his benefit by the Company, any of its affiliates, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Internal Revenue

Code of 1986, as amended (the “Code”), and the regulations thereunder) or any affiliate of such person, whether paid or payable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax and any such interest or penalties are collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount calculated to ensure that after the Employee pays all taxes (and any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of this Section 4, the Excise Tax and any related gross-up benefits shall be determined based on cash compensation, before consideration of the taxable compensation (if any) related to the Employee’s Equity and arising from this Agreement.

(b) Determination by Accountant. All determinations and calculations required to be made under this Section 4 shall be made by an independent accounting firm selected by the Employee from among the largest five accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, to the Employee and the Company within five business days after the Employee or the Company made a request (if the Employee reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written statement that it has concluded that no Excise Tax is payable (including the reasons therefor) and that the Employee has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Employee within five business days after the Determination has been delivered to him or the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Employee, absent manifest error.

(c) Over- and Underpayments. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayment”) or that Gross-Up Payments will have been made by the Company that should not have been made (“Overpayment”). In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the Company shall promptly pay the amount of such Underpayment to the Employee or for his benefit. In the case of an Overpayment, the Employee shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) the Employee shall in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that the Employee has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Subsection (a) above, which is to make the Employee whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Employee’s repaying to the Company an amount that is less than the Overpayment.

(d) Limitation on Parachute Payments. Any other provision of this Section 4 notwithstanding, if the Excise Tax could be avoided by reducing the Total Payments by $25,000 or less, then the Total Payments shall be reduced to the extent necessary to avoid the Excise Tax and no Gross-Up Payment shall be made. If the Accounting Firm determines that the Total Payments are to be reduced under the preceding sentence, then the Company shall promptly give the Employee notice to that effect and a copy of the detailed calculation thereof. The Employee may then elect, in his sole discretion, which and how much of the Total Payments are to be eliminated or reduced (as long as after such election no Excise Tax shall be payable), and the Employee shall advise the Company in writing of his election within 10 days of receipt of notice. If the Employee makes no such election within such 10-day period, then the Company may elect which and how much of the Total Payments are to be eliminated or reduced (as long as after such election no Excise Tax shall be payable), and it shall notify the Employee promptly of such election.

5.	EMPLOYMENT AT WILL.

The Employee’s employment with the Company shall be “at will,” meaning that either the Employee or the Company shall be entitled to terminate the Employee’s employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to the Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Employee and the Company on the “at will” nature of the Employee’s employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company.

6.	SUCCESSORS.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, reorganization, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that becomes bound by this Agreement.

(b) Employee’s Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.	ARBITRATION.

(a) Scope of Arbitration Requirement. The parties hereby waive their rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this Agreement or the Release and any and all claims arising from or relating to the Employee’s employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices, or any tort or tort-like causes of action.

(b) Exceptions. The foregoing notwithstanding, the following are the only claims that may be resolved in any appropriate forum (including courts of law) as required by applicable laws then in effect: (i) claims concerning workers’ compensation benefits; and (ii) claims concerning unemployment insurance.

(c) Procedure. The arbitrator’s decision shall be written and shall include the findings of fact and law that support the decision. The arbitrator’s decision shall be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however, that the arbitrator shall allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration shall take place in Santa Clara County or, at the Employee’s option, the county in which the Employee primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

(d) Costs. The parties shall share the costs of arbitration equally, except that the Company shall bear the cost of the arbitrator’s fee and any other type of expense or cost that the Employee would not be required to bear if he were to bring the dispute or claim in court. Both the Company and the Employee shall be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

8.	MISCELLANEOUS PROVISIONS.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Entire Agreement. This Agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between the Employee and the Company with respect to the subject matter hereof.

(c) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e) Choice of Law and Severability. This Agreement is executed by the parties in the State of California and shall be interpreted in accordance with the laws of such State (except their provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with applicable law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(f) No Assignment. This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time; provided that Employee may assign his rights hereunder pursuant to any property settlement resulting from the dissolution of his marriage on the condition that such rights shall be conditioned upon Employee’s performance of his obligations hereunder as if no such assignment had occurred. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ H. Tayloe Stansbury

ARIBA, INC.

By	/s/ Robert M. Calderoni

Title:	CEO

EXHIBIT A

FORM OF RELEASE

ARIBA, INC.

807 11th Avenue

Sunnyvale, CA 94089

                         , 20

Mr. Tayloe Stansbury

Dear Tayloe:

This letter (the “Agreement”) confirms the agreement between you and Ariba, Inc. (the “Company”) regarding the termination of your employment with the Company.

1. Termination Date. Your employment with the Company will terminate on                          , 20     (the “Termination Date”).

2. Effective Date and Rescission. You have up to 21 days after you received this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you signed this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you signed it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

3. Salary and Vacation Pay. On the Termination Date, the Company will pay you $             (less all applicable withholding taxes and other deductions). This amount represents all of your salary earned through the Termination Date and all of your accrued but unused vacation time or PTO. You acknowledge that, if you did not execute this Agreement, you would not be entitled to receive any additional money from the Company. The only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4. Severance Benefits. In consideration of executing this Agreement, you will receive from the Company the severance payments and other benefits described in Section 2 of the Severance Agreement dated August 26, 2004, between you and the Company (the “Severance Agreement”). As described in Section 2 of the Severance Agreement, the continuation of such severance benefits is subject to your compliance with the covenants described in Section 3 of the Severance Agreement.

5. Release of Your Claims. In consideration of receiving the severance payments and other benefits described in Section 2 of the Severance Agreement, you waive,

release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release bars only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar:

(a) Any claim that arises hereafter;

(b) Any claim arising under the Indemnification Agreement dated April 30, 2003, between you and the Company, as amended (the “Indemnification Agreement”);

(c) Any claim to indemnification or advancement of expenses arising under the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), or the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”); or

(d) Any claim to indemnification or advancement of expenses arising under applicable State statutes.

6. Release of the Company’s Claims. The Company waives, releases and promises never to assert any claims or causes of action, whether or not now known, against you or your successors, agents or assigns with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs and claims of defamation, fraud, breach of contract or breach of the covenant of good faith and fair dealing. However, this release bars only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar:

(a) Any claim that arises hereafter;

(b) Any claim arising under the Indemnification Agreement;

(c) Any claim to repayment of indemnification payments arising under the Certificate or the Bylaws; or

(d) Any claim to repayment of indemnification payments arising under applicable State statutes.

7. Waiver. You and the Company expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other State), which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

8. Promise Not To Sue. You agree that you will never, individually or with any other person, commence, aid in any way (except as required by legal process) or prosecute, or cause or permit to be commenced or prosecuted, any action or other proceeding based on any claim that has been released pursuant to Section 5 above. The Company agrees that it will never, individually or with any other person, commence, aid in any way (except as required by legal process) or prosecute, or cause or permit to be commenced or prosecuted, any action or other proceeding based on any claim that has been released pursuant to Section 6 above.

9. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

10. Employee Agreement. At all times in the future, you will remain bound by your Employee Agreement with the Company.

11. Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

12. Severability; Modifications. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

13. Choice of Law; Arbitration. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions). The arbitration requirement described in Section 7 of the Severance Agreement shall also apply to this Agreement.

14. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

ARIBA, INC.

By:

Title:

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

                                Signature of Tayloe Stansbury

Dated:

EXHIBIT B

LIST OF COMPANIES

Agile

Atlas Commerce

B2E Markets

Broadvision

C1

Clarus

Concur

diCarta

Emptoris

First Index

FreeMarkets

Frictionless Commerce

Healy Hudson

i2

iMany

ICG Commerce

Manugistics

Matrix One

Oracle

PeopleSoft

Peregrine

PurchasePro

Siebel

ShareMax

Webango

Zeborg